Exhibit 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

FOR IMMEDIATE RELEASE

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS FOURTH QUARTER AND FULL YEAR 2005 EARNINGS

March 16, 2006: Gibsonia, Pennsylvania – North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced earnings for fourth quarter and full year 2005. NPSI’s President, Harry R. Brown, stated that he was pleased to report net income of $6,873,000, or $.46 per share, for fourth quarter 2005 as compared to net income of $5,194,000, or $.35 per share, for fourth quarter 2004. For full year 2005, NPSI’s net income increased $4,096,000, or 21.6%, to $23,056,000 from $18,960,000 in 2004 with earnings per share for 2005 amounting to $1.54 versus $1.26 for 2004, an increase of $.28 per share.

Addressing fourth quarter 2005 first, Mr. Brown reported that operating revenues increased $823,000, or 3.2%, from $25,945,000 for fourth quarter 2004 to $26,768,000 for fourth quarter 2005. The increase was partially due to the Company’s ability to continue to effectively penetrate its Competitive Local Exchange Carrier’s (CLEC) edge-out markets and to the further expansion of broadband service offerings. In addition, access revenues during the fourth quarter of 2005 benefited from an increase in revenues, on a comparative basis, recorded from the National Exchange Carrier Association (NECA) pooling arrangements in which the Company’s Incumbent Local Exchange Carrier (ILEC) participates. In the fourth quarter of 2005, the ILEC’s required pool settlement contributions for the most recent two-year monitoring period were determined by NECA to be approximately $275,000 lower than had been projected and accrued, resulting in a positive adjustment to settlement revenues. In contrast, the fourth quarter of 2004 was negatively impacted by an approximately $300,000 cumulative reduction to estimated settlement revenues pursuant to the Company’s analysis of the Federal Communications Commission’s (FCC) Memorandum Opinion and Order adopted November 30, 2004 concerning the suspension and investigation of the NECA tariff then currently in effect as well as other matters which had been recently addressed by the FCC concerning local exchange carriers’ over-earnings refund obligations.

Operating expenses for fourth quarter 2005 decreased $1,469,000, or 7.4%, in relation to the prior year. Mr. Brown noted that the decrease in operating expenses was predominantly due to a $1,789,000 decrease in depreciation expense. During 2005, the Company conducted a comprehensive review of the useful life estimates of certain main categories of its ILEC’s telephone plant and equipment. Pursuant to that review, effective October 1, 2005, the Company increased its useful life estimates for certain classes of its plant and equipment in order to more closely align the remaining depreciable lives of these assets with their true economic lives. These changes in accounting estimates decreased the Company’s fourth quarter 2005 depreciation expense by $1,955,000. The overall decrease in operating expenses was also attributable to the fourth quarter of 2004 being negatively impacted by a $190,000 increase in expenses recorded pursuant to a dispute with a wireless carrier over intercarrier compensation covering a two-year period. The foregoing factors were partially offset by increases in the direct costs associated with the growth in access lines and access line equivalents, such as fees paid for leasing unbundled network elements in the portions of the CLEC edge-out markets that the Company does not wholly provision over its own facilities, and fees paid to terminate the increased local, toll and Internet traffic generated by the Company’s growing customer base.

North Pittsburgh Systems, Inc.

Reports Fourth Quarter and Full Year 2005 Earnings

Other income (net) for the fourth quarter of 2005 decreased $164,000 from the prior year comparable period due primarily to a $581,000 decrease in equity income recorded from the Company’s partnership investments (which consist primarily of limited partner interests in three wireless partnerships). The decrease in equity income was due to adjustments that were made to the wireless partnerships’ financial results of operations as a result of their annual audits for the year ended December 31, 2004. The adjustments resulted in the Company recording during its fourth quarter of 2005 a $143,000 reduction in equity income pertaining to the partnerships’ results of operations for 2004 and a $279,000 reduction in equity income pertaining to the partnerships’ results of operations for the first three quarters of 2005 (which were similarly impacted by the same cause underlying the partnerships’ 2004 adjustments). The adjustments were not individually significant for any of the seven quarters which they impacted, and therefore the Company recorded their cumulative effect in its fourth quarter of 2005, when the Company learned the amounts of the adjustments. The decrease in equity income was offset by a $322,000 increase in interest income earned on the Company’s higher cash and temporary investment balances and a $95,000 decrease in interest expense as a result of the Company’s continued debt reduction.

For comparative purposes, the Company’s effective tax rate for fourth quarter 2005 was 36.7% versus 41.2% for fourth quarter 2004. The decrease in the effective tax rate was partially a result of the elimination of a valuation allowance for state net operating loss carryforwards at one of the Company’s subsidiaries pursuant to the subsidiary’s current history of producing state taxable income. The decrease in the effective tax rate was also impacted by a positive true-up of the Company’s income tax liability during the fourth quarter of 2005. These factors beneficially impacted income tax expense in the amount of $510,000 for the fourth quarter of 2005.

Addressing full year 2005 results, Mr. Brown stated that the $4,096,000, or 21.6%, increase in net income was predominately a result of the favorable impact of a settlement agreement reached with a carrier in the second quarter of 2005, a decrease in depreciation expense pursuant to changes in useful life estimates as previously described, an increase in annual earnings recorded from the Company’s investment in three wireless partnerships and an increase in income recorded from the Company’s temporary investments. The settlement agreement, which covered the exchange of traffic between the Company’s ILEC and the carrier over a multi-year period of time, resulted in a $1,604,000 increase in revenues and an $800,000 decrease in operating expenses, or a combined $2,404,000 pre-tax benefit to the Company.

Mr. Brown further reported that operating revenues for 2005 increased $3,722,000, or 3.5%, over 2004. As noted above, the impact from the aforementioned settlement agreement contributed $1,604,000 to this increase. Revenues from all other sources increased $2,118,000, or 2.0%, in 2005. The majority of this growth was attributable to the Company’s continued penetration into its edge-out markets and to the further expansion of its broadband service offerings. This ability to grow end-user revenues was partially offset by decreases in the Company’s access revenues.

Full year operating expenses for 2005 decreased $637,000, or 0.8%, from 2004. Operating expenses were positively impacted by a $1,161,000 decrease in depreciation expense for full year 2005. In addition, 2005 benefited from the $800,000 cumulative reduction to operating expenses associated with the aforementioned carrier settlement agreement. Those items were partially offset by increases in the direct costs associated with the growth in access lines and access line equivalents. In addition, combined labor and benefit expenses increased approximately $800,000, or 3.0%, during 2005.

Other income (net) for full year 2005 increased $1,775,000 over the prior year due partially to a $1,051,000 increase in interest income earned on the Company’s higher cash and temporary investment balances. In addition, the Company benefited from a $292,000 decrease in interest expense as a result of the Company’s continued debt reduction and a $379,000 increase in equity income recorded from the Company’s partnership investments.

North Pittsburgh Systems, Inc.

Reports Fourth Quarter and Full Year 2005 Earnings

For comparative purposes, the Company’s effective tax rate for full year 2005 was 39.9% versus 41.2% for full year 2004. The decrease in the annual effective tax rate was a result of the previously mentioned elimination of a valuation allowance for state net operating loss carryforwards and positive true-up of the Company’s income tax liability, both of which occurred in the fourth quarter of 2005.

Turning to operations, Mr. Brown reported that as of December 31, 2005, the Company had a total of 70,409 access lines in its ILEC territory, 60,578 CLEC access line equivalents (including 2,152 DSL subscribers) and a total of 14,386 DSL subscribers across all subsidiaries. He noted that although ILEC access lines had decreased 2.6% during 2005, total CLEC access line equivalents and consolidated DSL subscribers had grown 3.6% and 19.3%, respectively, during 2005.

Mr. Brown concluded his remarks by commenting that he was pleased with the Company’s strong results for 2005. Looking forward, he noted that 2006 would be an exciting year for the Company, as it will be celebrating its 100th year anniversary. Mr. Brown stated that the century-long perseverance of the Company, which has been sucessfully guided through many significant transformations in the technological and regulatory environments in which it operates, is a strong testament to the hard work and dedication of both the Company’s past and current employees.

North Pittsburgh Systems, Inc. has total assets of $159 million and operates an integrated high-technology telecommunications business in Western Pennsylvania providing competitive and local exchange services, long distance and Internet services through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc. and Pinnatech, Inc. (d/b/a Nauticom).

In addition to historical information, this information may contain forward-looking statements regarding events, performance, financial trends and accounting policies that may affect the Company’s future operating results, financial position or cash flows. Such forward-looking statements are based on assumptions and estimates and involve risks and uncertainties. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause such a difference include, but are not limited to: a change in economic conditions; government and regulatory policies (at both the federal and state levels); unanticipated higher capital spending for, or delays in, the deployment of new technologies; the pricing and availability of equipment, materials and inventories; changes in the competitive environment; and the Company’s ability to continue to penetrate its edge-out markets. This information should be read in conjunction with the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

North Pittsburgh Systems, Inc.

Reports Fourth Quarter and Full Year 2005 Earnings

NORTH PITTSBURGH SYSTEMS, INC.

SUMMARIZED FINANCIAL INFORMATION

(Unaudited)

(Amounts in Thousands – Except Per Share Data)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2005	2004*	2005	2004*
Total operating revenues	$26,768	$25,945	$109,804	$106,082
Total operating expenses	18,346	19,815	78,066	78,703

Net operating income	8,422	6,130	31,738	27,379
Other income, net	2,488	2,652	6,911	5,136

Income from continuing operations before income taxes	10,910	8,782	38,649	32,515
Provision for income taxes	4,002	3,620	15,407	13,408

Income from continuing operations	6,908	5,162	23,242	19,107
Gain (loss) from discontinued operations*	(35)	32	(186)	(147)

Net income	$6,873	$5,194	$23,056	$18,960

Common shares outstanding	15,005	15,005	15,005	15,005

Basic and diluted earnings per share	$.46	$.35	$1.54	$1.26

Dividends per share	$.19	$.18	$.75	$.72

	December 31 2005	December 31 2004
Cash and temporary investments	$55,567	$42,569
Total assets	159,200	155,500
Total debt	21,597	24,682
Total shareholders’ equity	99,517	86,861

*	During the fourth quarter of 2005, the Company sold its business telecommunications equipment operations, which engaged primarily in selling and maintaining Nortel key systems and private branch exchanges. The results of these operations have been classified as discontinued operations, with prior year period amounts reclassified to conform to the current year’s presentation. These reclassifications did not affect net income amounts.